Exhibit 8.2

REPLY TO: 214 North Main Street Concord, NH 03301 Ph: (603) 228-1181 Ph: (800) 528-1181 www.gcglaw.com

September 10, 2026

Board of Directors

Primary Bank

207 N.H. Route 101

Bedford, New Hampshire 03110

Ladies and Gentlemen:

We are special counsel to Primary Bank, a New Hampshire-chartered bank (“Primary Bank”), in connection with the transactions described in the Agreement and Plan of Merger, dated as of July 6, 2026 (the “Merger Agreement”), by and among Primary Bank, Hometown Financial Group, MHC, a Massachusetts mutual holding company, Hometown Financial Group, Inc., a Massachusetts corporation, Hometown Financial Group, Inc., a Maryland corporation (“Newco”), and bankESB, a Massachusetts savings bank and which has been renamed TruNorth Bank subsequent to entering into the Merger Agreement, pursuant to which Primary Bank will merge with and into TruNorth Bank, with TruNorth Bank remaining as the surviving entity (the “Merger”). At your request, and in connection with the preparation of the related Registration Statement on Form S-4, which includes the Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”), as initially filed by Newco with the U.S. Securities and Exchange Commission on September 10, 2026 (the “Registration Statement”), we are providing this opinion.

In connection with this opinion, we have reviewed: (i) the Merger Agreement; (ii) the Registration Statement; and (iii) the Proxy Statement/Prospectus. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. For purposes of this opinion, we have assumed, with your permission, (i) that the Merger will be consummated in the manner described in Merger Agreement and the Registration Statement, and (ii) that the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time (as defined in the Merger Agreement). We have also assumed that the parties to the Merger Agreement have complied with, and will continue to comply with, the obligations, covenants and agreements contained in the Merger Agreement.

We have participated in the preparation of the discussion set forth in the section of the Proxy Statement/Prospectus entitled “Material U.S. Federal Income Tax Consequences of the Merger.” Based on the foregoing and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, it is our opinion that such discussion, insofar as it summarizes United States federal income tax law, is accurate in all material respects.

Primary Bank

September 10, 2026

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

GALLAGHER, CALLAHAN & GARTRELL

Professional Corporation